Exhibit 99.1

Blue Owl Capital Corporation II Investor Notice

Dear Investor,

The Board of Directors of Blue Owl Capital Corporation II (“OBDC II” or the “Company”) recently declared a return of capital distribution for the second quarter representing 5% of net asset value1.

On or before April 21, 2026, you will receive a return of capital distribution of $0.42 per share funded by proceeds from ordinary-course portfolio repayment activity.

Inclusive of the return of capital distribution of $2.50 per share previously paid on March 26, 2026, you will have received return of capital distributions totaling $2.92 per share this year. This represents an aggregate of 35% of net asset value1 and reflects the Company’s ability to return a substantial portion of shareholder capital in a short period of time.

This second return of capital distribution further underscores the Company’s commitment to its previously announced strategy to prioritize quarterly return of capital distributions of 5% or more, and its ability to provide meaningful shareholder liquidity from ordinary-course portfolio repayment activity.

Return of capital distributions are paid in addition to the regular monthly dividend. The April monthly dividend of $0.035 per share is scheduled to be paid on or before April 20, 2026.

If you have any questions regarding this distribution notice, please contact Blue Owl Service Desk at ServiceDesk@blueowl.com.

Thank you very much for your support.

Sincerely,

Jonathan Lamm

Chief Operating Officer and Chief Financial Officer

1.	Based on net asset value as of December 31, 2025.

Any questions?

Email: ServiceDesk@blueowl.com